OCCIDENTAL PETROLEUM CORPORATION
EXECUTIVE INCENTIVE COMPENSATION PLAN (EICP)
(As Amended and Restated Effective January 1, 2023)
PURPOSE
The Occidental Petroleum Corporation Executive Incentive Compensation Plan (the “Plan”) is designed to provide selected executives with annual cash incentive opportunities. The Plan directly links incentive compensation with performance and promotes the Company’s results-oriented management style. Awards are based on the achievement of performance objectives that reflect business success and generate stockholder value. Performance objectives may be tied to individual performance, the performance of the Company as a whole or the performance of the Division for which the executive has personal accountability. Capitalized terms used herein and not otherwise defined shall have the meanings set forth on Attachment A hereto.
ELIGIBILITY/PARTICIPATION
All Senior Management employees are eligible for participation in the Plan. A member of Senior Management who is selected by the Administrator (as defined below) to participate in the Plan with respect to a particular Performance Period is referred to herein as a “Participant.” Senior Management who are selected by the Administrator for a particular Performance Period are not guaranteed to be selected for participation in a subsequent Performance Period.
PERFORMANCE PERIOD
The performance period shall be the period for which the performance objectives applicable to an Award are measured, which unless otherwise determined for an Award, shall be the one-year period beginning on January 1 of a given year and ending on December 31 of that same year (the “Performance Period”).
PERFORMANCE MEASURES/OBJECTIVES
Each Award may consist of a combination of Business Objectives and/or Personal Objectives, any component of which may separately serve as a modifier to the amount of an Award otherwise earned.
The extent to which any Business Objectives have been achieved shall be determined by assessing performance for the applicable Performance Period with respect to the Business Objectives. For each Award, any Business Objectives to be used for the Performance Period, as well as the weighting, if applicable, of each Business Objective (e.g., 50% Segment Earnings and 50% Cash Flow) shall be established by the Administrator in its sole discretion prior to or following the commencement of the Performance Period (but, in any event, in advance of the end of the Performance Period).
Unless otherwise determined with respect to any Award, the extent to which any Personal Objectives have been achieved shall be determined by a subjective assessment of each Participant’s performance for the applicable Performance Period with respect to the Personal Objectives.
For each Award, the Administrator shall determine the targeted performance goals with respect to the Business Objectives for the Performance Period. In addition, unless otherwise determined with respect to an Award, minimum and maximum levels of performance with respect to the Business Objectives shall also be established for each Participant for the Performance Period. Target, minimum and maximum performance levels may also be established with respect to Personal Objectives. The Business Objectives and/or Personal Objectives selected, and their weightings or use as a primary metric or a modifier, if applicable, may vary by Participant and may be changed from one Performance Period to the next Performance Period in response to changes in business priorities.
Participants shall be advised of the Business Objectives and/or Personal Objectives that will be used to determine their Awards for the Performance Period as well as any weighting allocation or modification impact of any such objectives.
AWARD LEVELS
A Target Award payment opportunity shall be established for each Award. Individual Target Award opportunities may reflect variations in job function and scope as well as the potential impact the Participant has on the Company’s or a Division’s business priorities, as applicable. If a Participant has a more senior position, a greater portion of total compensation may be placed “at risk.” Award minimum and maximum opportunities may also be established for each Performance Period for performance levels below and above target performance. Award opportunities corresponding to the minimum, target and maximum levels of performance may vary by Participant.
PAYMENT OF AWARDS
The amount of an Award earned and payable under the Plan shall be determined by evaluating performance against Business Objectives and Personal Objectives for the applicable Performance Period. The actual amount paid with respect to an Award may be higher or lower than a Participant’s Target Award opportunity, depending on whether the minimum, target or maximum performance level, if applicable, has been met. The Administrator shall evaluate satisfaction of Business Objectives and Personal Objectives and determine Award payment amounts, with final approval made by (i) the Committee, with respect to all Participants who are subject to Section 16, or (ii) the Chief Executive Officer (“CEO”), or such other member(s) of Senior Management as the CEO may designate from time to time, for all other Participants. Notwithstanding anything to the contrary contained herein, in determining the payment amount of each Award, the Administrator may reduce (including a reduction of the payment to $0) the amount that may otherwise be earned and payable with respect to such Award if, in its sole discretion, it determines that such reduction or elimination is appropriate.
Awards shall be paid no later than the fifteenth day of the third month following the end of the Performance Period. Awards shall be paid: (i) in a lump sum cash payment, (ii) through the issuance of Stock, (iii) through the grant of equity-based award(s) or (iv) through any combination of the foregoing. Any Stock issued or equity-based award(s) granted in payment of Awards shall not be issued under the Plan but shall instead be issued under the LTIP, subject to the terms thereof, and the number of shares of Stock issued (or the number of shares of Stock subject to the equity-based award granted) will generally be equal to the dollar value of the Award otherwise payable divided by the Fair Market Value (as defined in the LTIP) of a share of Stock on the date of final approval, unless otherwise determined by the Administrator. All applicable taxes and withholdings shall be deducted from Award payments in accordance with U.S. Federal, state and local laws, rules and regulations. Cash Awards may be deferred under the MDCP in accordance with the provisions of the MDCP.
PLAN CHANGES DUE TO CORPORATE CHANGES OR EVENTS
Acquisitions, divestitures, mergers, significant corporate changes and/or extraordinary events involving the Company or its business (including, but not limited to, extraordinary stock price changes, significant fluctuations in supply and demand, significant increases in operating costs, and employee displacement due to health, safety or environmental crises) may require changes, adjustments or amendments (including reduction, elimination or termination) to outstanding unearned Awards and/or applicable targets, minimums, maximums, Business Objectives, Personal Objectives and/or Award opportunities for the relevant Performance Period. The Committee shall have sole discretion to determine whether such change, adjustment or amendment is necessary or desirable and to determine the methodology of such change, adjustment or amendment, and the Committee’s decision shall be final, conclusive and binding on the relevant Participant and all other persons having an interest in or under the Plan.
AWARD PAYMENT UNDER VARIOUS EMPLOYMENT CONDITIONS
The Administrator may determine in its sole discretion the eligibility for Awards and any payment of Awards to Participants who enter or exit employment, transfer between Divisions or affiliates, or who are promoted during a Performance Period.

PLAN ADMINISTRATION
The Plan shall be administered by the Committee, which has sole discretion over the Plan; provided, that, the Committee may delegate to one or more officers or employees of the Company some or all of its powers and responsibilities in connection with the administration of the Plan (including the authority to make Awards to eligible Participants and determinations related thereto) as it deems necessary, advisable or appropriate, except that, notwithstanding anything to the contrary herein, the Committee (i) shall take all actions and make all determinations hereunder related to Awards to Participants who are then subject to Section 16 and (ii) the Committee may not delegate its authority to the extent (A) it is expressly indicated herein as an action to be taken by the Committee alone, (B) such delegation would permit a person to grant an Award to himself or herself or take any action with respect to any Award previously granted to himself or herself or (C) such delegation would violate any applicable law. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation, and the Committee may at any time rescind the authority so delegated. The Committee and/or any such person to whom administrative powers are so delegated in accordance with the foregoing shall be referred to herein as the “Administrator.” There is no obligation under the Plan for uniformity of treatment with respect to Participants and any other holders or beneficiaries of Awards. The terms and conditions of Awards, and the decisions of the Administrator with respect to Awards, need not to be the same for Participants (whether or not they are similar situated).
The decisions of the Administrator with respect to the Plan (including, but not limited to, questions of construction, interpretation and administration) shall be final, conclusive and binding on the relevant Awards and all persons having an interest in or under the Plan. Any determination made by the Administrator shall be given the maximum deference permitted by law in the event it is subject to judicial review and shall be overturned by a court of law only if it is arbitrary and capricious.
PLAN CONTINUATION
The Company expects and intends to continue the Plan but does not guarantee any specific levels of Award payments or the continuation of any Award payments. The Company, through action of the Committee in its sole discretion, reserves the right to amend, alter, modify, suspend, change, discontinue or terminate this Plan and outstanding unearned Awards at any time, in any manner and for any Performance Period, without the consent of any Participant. Notwithstanding and in addition to the foregoing, the Company, through action of the CEO, or such other member(s) of Senior Management as the CEO may designate from time to time, shall also have the right, without the consent of any Participant, to amend, alter, modify, suspend or otherwise make changes to this Plan that do not materially increase the cost of the Plan to the Company and do not otherwise require the approval of the Committee.

RECOUPMENT OF AWARDS

Awards granted under the Plan and any amounts paid or realized with respect thereto shall be subject to compliance with the Company’s Code of Business Conduct, as may be amended, or policies referenced therein (“CBC”). In the event of a breach or violation of the CBC, the Committee may take actions with respect to Awards under this Plan, including, without limitation, reduction, cancellation, forfeiture and/or recoupment of Awards as determined by the Committee. In addition, Awards granted under the Plan and any amounts paid or realized with respect thereto shall be subject to any written clawback policy that the Company, with the approval of the Company’s Board of Directors, may adopt, including any policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the Securities and Exchange Commission and the New York Stock Exchange and that the Company determines should apply to the Plan. Awards shall also be subject to clawback, forfeiture or similar requirements to the extent required by applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) and/or the rules and regulations of the New York Stock Exchange, and such requirements shall be deemed incorporated by reference into all outstanding Awards. A Participant’s acceptance of any Award issued under the Plan will constitute such Participant’s agreement to subject the Award and any amounts paid or realized with respect thereto to such potential clawback, reduction, cancellation, forfeiture and/or recoupment in accordance with this paragraph.
MISCELLANEOUS
The Plan is subject to compliance with all applicable U.S. Federal, state and local laws, rules and regulations. The Plan and all related documents shall be governed by, and construed in accordance with the laws of the State of Texas. If any provision shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of the Plan shall continue in effect.
Nothing contained in the Plan (or in any other documents relating to the Plan or to any Award) shall confer upon any Participant any right to continue in the employ or other service of any entity within the Company’s controlled group or constitute any contract or agreement of employment or other service, nor shall interfere in any way with the right of the applicable entity within the Company’s controlled group to change such Participant’s compensation or other benefits or to terminate the employment of such Participant, with or without cause.
Unless otherwise determined by the Company, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company, any Division or subsidiary and any Participant or other person. To the extent any person holds any rights by virtue of an Award under the Plan, such rights shall be no greater than the rights of an unsecured general creditor.

Awards from the Plan shall not be considered as compensation for the purposes of any benefit plans or programs of the Company or any Division, except as specifically set forth otherwise in a formal plan document.
It is intended that payments under the Plan will not constitute “deferred compensation” under Section 409A of the Code, including by qualifying as short-term deferrals exempt from the requirements of Section 409A of the Code. In the event that any Award constitutes deferred compensation and does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A of the Code, taking into account for any “specified employee,” the six-month delay described in Treas. Reg. § 1.409A-3(i)(2)(i). The Plan shall be interpreted and construed accordingly.

Attachment A
DEFINITION OF TERMS
“Award” means an incentive award granted pursuant to the Plan, the payment of which shall be based on the achievement of Business Objectives and/or Personal Objectives for a designated Performance Period, unless otherwise determined with respect to a specific Award.
“Business Objectives” means one or more financial, operational, organizational, strategic or similar goals established for a Performance Period that reflect current business priorities and against which the Company’s or a Division’s performance will be measured. Such goals may relate to the Company on a consolidated basis, or to specified subsidiaries or business or geographical units of the Company, or a combination thereof, and may be determined on an absolute or relative basis, as a ratio with other business criteria, or as compared to the performance of a published or special index deemed applicable by the Administrator including the Standard & Poor’s 500 Stock Index or a group of comparable companies, pre-tax or after-tax, before or after special charges, or any combination of the foregoing. Unless otherwise stated, such performance goals need not be based upon an increase or positive result under a particular business criterion set forth in this definition and could include, for example, maintaining the status quo or limiting economic losses (measured in each case by reference to specific business criteria set forth in this definition).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” means Occidental Petroleum Corporation.
“Committee” means the Executive Compensation Committee of the Company’s Board of Directors (or its successor).
“Division” means any subsidiary of the Company or other entity controlled by the Company (either by voting power or management), or any line of business, facility or other division of the Company or any such subsidiary or entity, as determined by the Administrator.
“LTIP” means the Company’s 2015 Long-Term Incentive Plan, as amended from time to time.
“MDCP” means the Company’s Modified Deferred Compensation Plan, as amended from time to time.
“Personal Objectives” means, for any Participant, personal goals related to certain key performance areas within such Participant’s area of responsibility or job scope used to assess individual performance, which may include, but are not limited to, goals such as: management of unanticipated, unpredictable or uncontrollable events; transactions such as mergers and acquisitions or divestitures; organizational development; succession planning; functional and operating accomplishments; governance and ethical conduct; health, safety and environmental responsibilities; encouragement of diversity and inclusion; and contributions to special projects.

“Section 16” means Section 16 of the Securities Exchange Act of 1934, as amended.
“Senior Management” means employees of the Company or any Division in executive grade level 90.
“Stock” means the Company’s common stock, par value $0.20 per share.
“Target Award” means the target award payable under the Plan to a Participant, expressed either as a dollar amount or a percentage of the Participant’s annualized base salary at the rate in effect on the last day of the Performance Period, which reflects or is contingent upon a specified level of performance.